Page 1 of 4

               SECURITIES AND EXCHANGE COMMISSION



                     Washington, D.C. 20549
            ________________________________________



                            FORM 8-K



                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


  Date of Report (Date of earliest event reported) February 27,
1995


                    THE MONTANA POWER COMPANY
     (Exact name of registrant as specified in its charter)


           Montana               1-4566           81-0170530
(State or other jurisdiction   (Commission    (IRS Employer
     of incorporation)         File Number)   Identification No.)


             40 East Broadway, Butte, Montana 59701
       (Address of principal executive offices) (zip code)

Registrant's telephone number, including area code (406) 723-5421

ITEM 5.  Other Events

     Power Purchase Agreement Dispute

     The Montana Power Company (the Company) sells 94 MW of electricity to Puget Sound Power & Light Company (Puget) under a 25-year agreement which expires in 2010 (the Agreement). On February 27, 1995, Puget notified the Company of its intention to terminate the Agreement, effective the next day, alleging the Company had failed to satisfy a requirement to secure firm contractual rights to transmission paths for the delivery of the electricity.

     If Puget establishes its right to terminate the Agreement, the Company would be at risk for the difference between the power purchase price under the Agreement, approximately 4.6 cents/kWh ($29 million in revenue) for the current contract year and escalating annually thereafter, and the prices it might receive from future sales of the electricity. In addition, the Company would be obligated to reimburse Puget approximately $37 million for the amount by which Puget's payments for the electricity have exceeded its projection of avoided costs. This reimbursement obligation would peak at approximately $47 million by the end of 1995 and would be reduced to zero by the end of the Agreement's term in 2010. The Company also may be required to make a non-cash adjustment to its accounting records reducing an asset related to the Agreement by an amount currently estimated to be approximately $20 million, pre-tax.

     The Company believes that it has performed its obligations under the Agreement and that Puget has no basis for termination. On February 28, 1995, the Company obtained, from a Montana district court, a temporary restraining order enjoining Puget from terminating the Agreement. A hearing has been set for March 15, 1995 to determine whether a preliminary injunction should be issued. The Company also has filed with that court a complaint for a declaratory ruling that it has complied with the Agreement and that Puget has no basis for termination. The Company will seek to enforce the Agreement and to obtain damages for any breach; however, it cannot predict the outcome of this controversy.

     Coal Price Arbitration

     In addition, the Company's subsidiary, Western Energy Company (Western) is party to a dispute with Puget regarding the coal supply agreement for Colstrip Units 1 and 2 between Puget and the Company's Utility Division, as co-owners of the units, and Western, as coal supplier. The coal supply agreement provides for periodic price redetermination over the life of the contract, commencing in 1991. Negotiations with respect to the 1991 redetermination were unsuccessful and an arbitration proceeding was held in January 1995. A decision is expected in late March 1995. Based upon the positions of the parties, the estimated effect on pre-tax net income at December 31, 1994 would range from an increase of approximately $4 million to a decrease of approximately $12 million on coal sold to Puget and in addition, an increase of approximately $2 million to a decrease of $12 million on coal sold to the Company's Utility Division. The Company believes Western presented a convincing position in the arbitration. Further, the Company believes because its electric rates have been adjusted by a coal cost disallowance, they should not be subject to further adjustment. The Company, however, cannot predict the outcome of the arbitration nor any related rate proceeding.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     THE MONTANA POWER COMPANY
                                            (Registrant)

                                 By /s/ J. P. Pederson
                                    J. P. Pederson
                                    Vice President and Chief
                                      Financial Officer

Dated:  March 7, 1995